Exhibit 10.3

PERSONAL AND CONFIDENTIAL

Dr. Cadmus Rich

Re: Resignation and Consulting Agreement

Dear Dr. Rich:

This letter confirms your resignation from your employment with Aura Biosciences, Inc. (the “Company”) effective on November 7, 2023 (the “Resignation Date”). The Company is also offering you the opportunity to enter into a consulting relationship with the Company following the Resignation Date. The terms of the consulting engagement, should you accept this offer, are set forth below (the “Consulting Agreement”).

1.
Consulting Period; Services; Consideration. Provided you enter into, do not revoke and comply with the Transition and Release Agreement with the Company, which was provided to you on September 26, 2023 (the “Release Agreement”), the term of this Consulting Agreement and your services as a consultant for the Company shall commence immediately following the Resignation Date and, unless terminated earlier pursuant to Section 6 below, shall continue in effect for a period of nine (9) months (the “Consulting Period”). During the Consulting Period, you shall provide to the Company the services reasonably requested by the Company that relate to your responsibilities during your employment (the “Services”), provided that the Services shall not exceed five (5) hours per month on average during the Consulting Period. As consideration for your agreement to this Consulting Agreement, subject to the terms of the Company’s 2021 Stock Option and Incentive Plan and associated restricted stock unit award agreements and stock option agreements (the “Equity Documents”), your previously granted equity shall continue to vest during the Consulting Period, provided that you agree, effective as of September 26, 2023, (i) you will not sell, directly or indirectly, more than 4,000 shares of your vested equity during any 30 day period beginning on September 26, 2023 (“Share Sale Restriction”), and (ii) that such Share Sale Restriction shall continue during the nine-month period following the Resignation Date, unless the Company terminates the Consulting Period without Cause, pursuant to Section 6 below.

2.
Expenses. The Company shall reimburse you for reasonable and necessary out-of-pocket expenses incurred by you in the performance of the Services to the Company, provided such out-of-pocket expenses are approved in advance by the Company and further supported by reasonable documentation.

3.
Resignation from Other Positions. In connection with the ending of your employment, you hereby (i) resign from your status as an officer or other positions you occupy at the Company, effective as of the last day of your employment and (ii) agree to execute such documentation as the Company reasonably requires to effectuate such resignations.

4.
Ongoing Obligations. You are subject to continuing obligations under (i) your Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenants Agreement”), (ii) Sections 10 (Nondisparagement) and 11 (Confidentiality) of your offer letter dated October 6, 2017, and (iii) the Release Agreement (collectively, the “Ongoing Obligations”). The Ongoing Obligations, along with any other confidentiality and restrictive covenant obligations you have to the Company, shall remain in full force and effect, and are incorporated by reference herein. Additionally, you shall continue to be subject to the terms of the Company’s Insider Trading Policy and any other policies applicable to consultants.

5.
Independent Contractor. You agree that you are not, nor shall you be deemed to be at any time during the term of this Consulting Agreement, an employee of the Company. Your status and relationship with the Company shall be that of an independent contractor and consultant. You shall not state or imply, directly or indirectly, that you are empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between you and the Company. You acknowledge and agree that you are obligated to pay all taxes, unemployment, disability insurance and workers’ compensation payments applicable to you and any person who performs the Services in connection with this Consulting Agreement, and that you will not be eligible for any employee benefits, except as specified herein or in the Release Agreement, and expressly waive any entitlement to such benefits.

Except insofar as it would preclude you from providing the Services under this Consulting Agreement or violate a term of this Consulting Agreement or the Ongoing Obligations, you are free to perform services for any other person.

6.
Cancellation of Services. Either you or the Company may, at any time, terminate the performance of all or any portion of the Services to be provided hereunder and may terminate this Consulting Agreement upon sixty (60) days prior written notice to the non-terminating party stating its intention to terminate. The Company, however, may immediately terminate the Services and this Agreement for Cause. For purposes of this Consulting Agreement, “Cause” shall mean, as determined by the Company in good faith: (a) willful failure or refusal to perform the Services; (b) your material breach of any written agreement between you and the Company, including but not limited to this Consulting Agreement, the Release Agreement and any Ongoing Obligations; or (c) your gross negligence or willful misconduct that would reasonably be expected to result in material injury or reputational harm to the Company if you were to continue to be engaged by the Company.

7.
Warranties of Consultant. You represent to the Company that (i) with respect to any information, know-how, knowledge or data disclosed by you to the Company in the performance of this Consulting Agreement, you have the full and unrestricted right to disclose the same; and (ii) you are free to undertake the services required by this Agreement, and there is, and shall be, no conflict of interest between your performance of this Consulting Agreement and any obligation you may have to other parties.

8.
Indemnification. You shall indemnify and hold the Company, its affiliates and their respective directors, officers, agents and employees harmless from and against all claims, demands, losses, damages and judgments, including court costs and attorneys’ fees, arising out of or based upon any breach or alleged breach by you of any obligation set forth in this Consulting Agreement, or your gross negligence or willful misconduct. You further agree to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (i) to pay withholding taxes or any other applicable taxes or (ii) otherwise resulting from you being determined not to be an independent contractor.

9.
Entire Agreement; Jurisdiction; Governing Law; Interpretation. This Consulting Agreement, the Release Agreement and the Ongoing Obligations constitute the entire agreement between you and the Company with respect to the matters contained herein, and supersede all proposals and agreements, written or oral, and all other communications between you and the Company relating to the subject matter of this Consulting Agreement. You and the Company hereby agree that the state and federal courts of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Consulting Agreement. This Consulting Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. This Consulting Agreement may not be modified or amended except in writing signed or executed by you and the Company. In case any provisions (or portions thereof) contained in this Consulting Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Consulting Agreement, and this Consulting Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.
Effective Date. To accept this Consulting Agreement, you must return a signed original or a signed PDF copy of this Consulting Agreement so that it is received by the Chief Executive Officer of the Company by 5:00 PM on September 28, 2023. This Consulting Agreement shall become effective on the day it becomes fully executed.

Please indicate your agreement to the terms of this Consulting Agreement by signing and returning to the Chief Executive Officer the original or a PDF copy of this Consulting Agreement within the time period set forth above.

Sincerely,

THE COMPANY

By: _/s/ Elisabet de los Pinos ________ _9/28/2023_____________________________

Elisabet de los Pinos, PhD Date

Chief Executive Officer

I agree to the terms of this Consulting Agreement.

_/s/ Cadmus Rich _9/28/2023_______________________________
Dr. Cadmus Rich Date